CERTIFICATE AMENDING ARTICLES
OF INCORPORATION OF
RAQUEL, INC.

      The undersigned, being the President and Secretary of Raquel, Inc., a Nevada Corporation (the "Corporation"), hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

      The undersigned further certify that the original Articles of Incorporation of Colecciones de Raquel, were filed with the Secretary of State of Nevada on the 6th day of August, 1993. The aforementioned Articles of Incorporation were subsequently amended on October 12, 1999 to change the Company's name to Raquel, Inc.

      RESOLVED, the undersigned further certify that ARTICLE FIRST of the Articles of Incorporation amended and filed on the 12th day of October 1999, herein is amended to read as follows:

        "FIRST. The name shall be:

Xynergy Corporation"

      The undersigned further certify that the original Articles of Incorporation of Colecciones de Raquel, were filed with the Secretary of State of Nevada on the 6th day of August, 1993. The aforementioned ARTICLE FOURTH of the Articles of Incorporation was subsequently amended on January 31, 1994.

      RESOLVED, the undersigned further certify that ARTICLES FOURTH of the Articles of Incorporation amended and filed on the 31st day of January, 1994, herein is amended to read as follows:

      "FOURTH. That the total amount of authorized capital stock of the corporation is SEVENTY FIVE THOUSAND DOLLARS ($75,000) which shall be divided into two classes as follows:

"Two Hundred Fifty Million (250,000,000) shares of Common Stock with a par value of $.0001 per share; and Fifty Million (50,000,000) shares of Preferred Stock with a par value of $.001 per share. Such shares may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors.

"Each share of Common Stock shall: (i) have equal ratable rights to dividends from funds legally available therefor, when and if declared by the Board of Directors of the corporation; (ii) be entitled to share ratably in all of the assets of the corporation available for distribution to holders of Common upon liquidation, dissolution or winding up of the affairs of the corporation; (iii) does not have any redemption or sinking fund provision applicable thereto; and
(iv) is entitled to one noncumulative vote on all matters on which shareholders may vote at all meetings. The Board of Directors of the corporation has the right to determine the characteristics of any class of Preferred Stock issued. Such characteristics include, but are not limited to voting rights, dividend requirements, redemption provisions, conversion privileges and/or liquidation preferences."

      The undersigned hereby certify that they have on this 23nd day of January, 2002, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

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                                              /s/
                                       -----------------------------------------
                                       Raquel Zepeda, President & Chairman


                                              /s/
                                       -----------------------------------------
                                       Edward A. Rose, Jr., Secretary & Director